HEADNOTE TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 29, 2012, Integrated Management Information, Inc. (“IMI” or the “Company”) entered into a Purchase and Exchange Agreement (the “Purchase Agreement”), dated February 29, 2012 but effective as of the close of business on December 31, 2011, by and among IMI and International Certification Services, Inc. (ICS), and other shareholders as individually named in the Agreement (collectively the “Sellers”).

Pursuant to the Purchase Agreement, on February 29, 2012 (the “Closing”) the Company acquired 60% of the issued and outstanding common stock of ICS (the “Acquisition”) in exchange for aggregate consideration of $427,778, which includes $350,000 in cash and 172,840 shares (the “Shares”) of common stock of IMI valued at approximately $77,800 based upon the closing price of our common stock on February 29, 2012, of $0.45 per share.

A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma condensed consolidated financial statements. The actual allocation of the purchase price and the resulting effect on income from operations may differ from the pro forma amounts included herein. The pro forma adjustments represent the Company’s provisional allocation of acquisition accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the unaudited pro forma condensed consolidated financial statements are subject to change, and the final amounts may differ substantially from the provisional amounts.

The accompanying pro forma condensed consolidated balance sheet as of December 31, 2011, gives effect to the acquisition as if it had been consummated on that date. The accompanying pro forma condensed consolidated statement of operations for the year ended December 31, 2011, gives effect to the acquisition as if it had been consummated at the beginning of the period presented.

The pro forma financial information should be read in conjunction with our historical consolidated financial statements used in the presentation of the pro forma financial information. THE PRO FORMA INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THAT WHICH WOULD HAVE BEEN ATTAINED HAD THE TRANSACTION OCCURRED AT THE DATES INCLUDED IN THE PRO FORMA FINANCIAL INFORMATION.

Integrated Management Information, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet

	IMI	ICS
	as of	as of			Pro Forma
	December 31,	December 31,	Pro Forma		December 31,
	2011	2011	Adjustments	Notes	2011
Assets	(historical)	(historical)
Current assets:
Cash and cash equivalents	$969,020	$13,506	$(350,000)	(a)	$632,526
Accounts receivable, net	226,760	33,192	-		259,952
Investment in marketable securities	283,511	-	-		283,511
Prepaid expenses and other current assets	36,776	13,952	-		50,728
Deferred tax assets	224,350	8,000	-		232,350
Total current assets	1,740,417	68,650	(350,000)		1,459,067
Property and equipment, net	57,354	62,668	-		120,022
Deferred tax assets, noncurrent	-	13,349			13,349
Intangible assets, net	9,205	-	706,070	(c)	715,275
Other assets	-	867	-		867
Total assets	$1,806,976	$145,534	$356,070		$2,308,580

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$148,384	$9,461	$-		$157,845
Accrued expenses and other current liabilities	42,960	16,213	-		59,173
Customer deposits	-	14,945	-		14,945
Deferred revenue	-	90,529			90,529
Short-term debt and current portion of notes payable	25,644	-	-		25,644
Current portion of capital lease obligations	-	5,947	-		5,947
Total current liabilities	216,988	137,095	-		354,083
Capital lease obligations, net of current portion	-	1,546	-		1,546
Notes payable and other long-term debt	176,201	-	-		176,201
Notes payable, related party	250,000	-	-		250,000
Total liabilities	643,189	138,641	-		781,830

Stockholders’ equity:
Common stock	21,049	116,766	(116,766)	(b)	21,222
Common stock issued in acquisition	-	-	173	(a)	-
Additional paid-in-capital	3,416,343	-	77,605	(a)	3,493,948
Treasury stock	(109,014)	-	-		(109,014)
Accumulated other comprehensive loss	(6,693)	-	-		(6,693)
Accumulated deficit	(2,157,898)	(109,873)	109,873	(b)	(2,157,898)
Total stockholders’ equity	1,163,787	6,893	70,885		1,241,565
Non-controlling interest	-	-	(285,185)	(d)	(285,185)
Total liabilities and stockholders’ equity	$1,806,976	$145,534	$356,070		$2,308,580

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Integrated Management Information, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	IMI	ICS			Pro Forma
	Year ended	Year ended			Year ended
	December 31,	December 31,	Pro Forma		December 31,
	2011	2011	Adjustments	Notes	2011
	(historical)	(historical)
Revenues:
Service revenues	$3,329,615	$1,163,565	$-		$4,493,180
Product sales	843,098	-	-		843,098
Other revenue	60,036	-	-		60,036
Total revenues	4,232,749	1,163,565	-		5,396,314

Costs of revenues:
Labor and other costs of services	1,282,342	594,096	-		1,876,438
Costs of products	602,049	-	-		602,049
Total costs of revenues	1,884,391	594,096	-		2,478,487
Gross profit	2,348,358	569,469	-		2,917,827
Selling, general and administrative expenses	1,671,835	550,874	71,296	(e)	2,294,005
Income from operations	676,523	18,595	(71,296)		623,822
Other expense (income):
Interest expense	29,539	1,224	-		30,763
Loss on sale of marketable securities	13,597	-	-		13,597
Other income, net	(6,715)	(3,752)	-		(10,467)
Income before income taxes	640,102	21,123	(71,296)		589,929
Income tax expense (benefit)	(224,350)	8,376	-		(215,974)
Net income	864,452	12,747	(71,296)		805,903
Adjustment to net income for non-controlling interest	-	-	(5,099)	(d)	(5,099)
Net income attributable to IMI common shareholders	$864,452	$12,747	$(76,395)		$800,804

Net income per share:
Basic	$0.04				$0.04
Diluted	$0.04				$0.04

Weighted average number of common shares outstanding:
Basic	20,674,739		172,840	(f)	20,847,579
Diluted	21,008,549		172,840	(f)	21,181,389

See accompanying notes to unaudited pro forma condensed consolidated financial statements.